EXHIBIT 21

SUBSIDIARIES
OF
MONEYGRAM INTERNATIONAL, INC.

•	MoneyGram Payment Systems Worldwide, Inc. (Delaware)

•	MoneyGram Payment Systems, Inc. (Delaware)

•	CAG, Inc. (Nevada)

•	Hematite Trust (Delaware)
•	Monazite Trust (Delaware)
•	Long Lake Partners, LLC (Delaware)

•	Ferrum Trust (Delaware)

•	FSMC, Inc. (Minnesota)

•	MoneyGram France, S.A. (France)

•	MoneyGram International Holdings Limited (United Kingdom)

•	MoneyGram International Limited (United Kingdom)

•	MIL Overseas Limited (United Kingdom)

•	MIL Overseas Nigeria Limited
•	MoneyGram Overseas (Pty) Limited South Africa
•	MoneyGram India Private Ltd.

•	MoneyGram of New York LLC (Delaware)

•	MoneyGram Payment Systems Canada, Inc. (Ontario)

•	MoneyGram Payment Systems Italy S.r.l. (Italy)

•	Travelers Express Co. (P.R.) Inc. (Puerto Rico)

•	Tsavorite Trust (Delaware)